EXHIBIT 10.10.1
                           MEMORANDUM OF UNDERSTANDING

By  this  present  Agreement  entered  into  by,  on  the  one  side,


AURORA GOLD MINERACAO LTDA, a company with its Office at Av. das Americas, n degrees 700, Bl. 8, lj. 215-A, parte, CEP: 22640-100, Barra da Tijuca, Rio de Janeiro, RJ, in this act represented by its attorney LUIS MAURICIO FERRAIUOLI DE AZEVEDO, Brazilian, single, lawyer, registered at the Brazilian Bar Association
(RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, hereinafter referred to as AURORA; and on the other side,

RAIMUNDO MARINHO DANTAS, Brazilian, married, miner, bearer of ID card no. 1930529 SSP-PA, registered at CPF under no. 067.573.592-00, with address at Rua 3(a), n degrees 380, bairro Alvorada II, Manaus - AM, CEP 69042-030, in this act represented by its attorney ROSALVO CORREA DA SILVA, Brazilian, married, miner, bearer of ID card no. 1261237-5 SSP/AM, registered at CPF under no. 404.077.802-20, resident and domiciled at 2(a) Travessa do Bairro da Floresta, n degrees 637, in the municipality of Itaituba, PA, CEP 68180-380, hereinafter referred to as LICENSEE; and jointly as CONTRACTING PARTIES.

OBJECT: Hereinafter referred to as Garimpo Santa Lucia, located in the basin of the Surubim River, made up of Applications for Mining Permissions according to the list below:

BLOCK I: Requests for Mining Permit belonging to RAIMUNDO MARINHO DANTAS, DNPM no. 854.001/93, 854.002/93, 854.003/93, 854.004/93, 854.005/93, 854.006/93,
854.007/93,  854.008/93,  854.009/93,  854.010/93,  854.011/93,  854.012/93,
854.013/93,  854.014/93,  854.015/93,  854.016/93,  854.017/93,  854.018/93,
854.019/93,  854.020/93,  854.021/93,  854.022/93,  854.023/93,  855.024/93,
854.025/93,  854.026/93,  854.027/93,  854.028/93,  854.029/93,  854.030/93,
854.031/93,  854.032/93.

A. WHEREAS the LICENSEES are the titleholders of mineral rights located in the region of Garimpo Santa Lucia, which rights refer to the above-mentioned PLG Processes, with assured priority, hereinafter referred to as GARIMPO.

B. WHEREAS AURORA wishes to explore and assess the gold potential and have an option to acquire title to the mineral rights of GARIMPO and for such purpose shall have access to information gathered on site by the LICENSEE, who agrees to this, with the knowledge that the work done is at AURORA's expense and risk.

C. WHEREAS AURORA has the necessary technological and economic means to develop gold mineral reserves and carry out exploration work necessary for the development of those same activities in the GARIMPO.


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D. WHEREAS the CONTRACTING PARTIES wish to enter into and celebrate an Agreement for the Assignment and Transfer of Mineral Rights of the GARIMPO, and for such purpose AURORA will appoint a person of trust to act on its behalf by means of a specific agreement which model is hereto attached, annex B. In order to preserve the negotiation, the parties agree to execute this temporary instrument, hereinafter referred to as "MEMORANDUM OF UNDERSTANDING", hereinafter referred to as "MOU", and having as its object the establishment of the rights and obligations of the CONTRACTING PARTIES among themselves and any third party. A definitive Agreement for the Assignment and Transfer of Mineral Rights shall be celebrated by the parties at a later stage, following the terms and conditions outlined in the clauses ahead.

E. WHEREAS AURORA, in order to maintain the negotiations and eventually celebrate a definitive agreement based on this MOU, shall submit a technical due diligence within 90 days.

Therefore, the CONTRACTING PARTIES have decided to enter into and celebrate this MEMORANDUM OF UNDERSTANDING which shall be subject to the following terms and conditions:


1.   EVALUATION  AND  STATEMENT  OF  INTEREST

1.1 In view of that specified in item B of this MOU, AURORA undertakes hereby to pay the LICENSEES the sum of US$ 20,000.00 (twenty thousand reals) as a deposit to have the sole and exclusive right to duly and in detail appraise the GARIMPO.

1.2 The payment of the DEPOSIT shall be effected within five days of the signing of this MOU, with the signing of this instrument being proof of payment, while the subsequent payments shall be made through a bank deposit in favour of ALDILENA CORREIA DA SILVA, savings account with Banco Bradesco, account n degrees 2456037-6, at Branch n degrees 759-5, which the LICENSEE indicates to AURORA.

1.3 The LICENSEE, as from the date of the execution hereof and within the term of 90 days, undertakes not to assign, transfer, encumber or lien the mineral rights comprised in the GARIMPO, which, according to the terms and conditions set forth in this instrument, agrees to make available for AURORA to inspect and examine all and any data it might have access to in regard to the GARIMPO. During this period, AURORA shall make site visits, examine the data and decide to exercise its option to acquire the GARIMPO. In case AURORA decides to exercise its option to acquire the GARIMPO, it shall notify the LICENSEE of its decision at least five days prior to the expiration of the abovementioned period.


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
2    ASSIGNMENT  AND  TRANSFER  OF  RIGHTS

2.1 - In accordance with item 1.3. of this MOU, having AURORA notified the LICENSEE of its interest to acquire the GARIMPO, the parties hereby shall celebrate within 5 days an "Agreement for the Assignment and Transfer of Rights and Other Covenants", which shall establish and govern the terms and conditions of the transfers, as well as to register such agreement at the DNPM, provided it agrees to pay as price for the assignment of the mineral rights and the possession rights, the values established as follows:

     Payment                                 Date

     a.  US$  20,000                         01.09.2006
     b.  US$  50,000*                        01.03.2007
     c.  US$  60,000*                        01.03.2008
     d.  US$  70,000*                        01.03.2009
     e.  US$  500,000*                       01.09.2009

Total    US$  700,000

     * The payment of the above-mentioned installments shall be made provided that the mineral rights authorization is obtained and the assignment of the mineral rights is endorsed. In case of delay, the payment
     (b) shall be postponed, with the rest to follow the time intervals defined above and provided such payment condition may be reached.

2.1.1 In addition to the price herein established, AURORA shall pay to the LICENSEE a participation in the mining results which might be obtained in any of the mineral rights in the GARIMPO in a value equivalent to 1.5% (one and half percent) of the monthly net results of the primary gold production, as defined below in item 2.1.2.

2.1.2 The participation in the mining results shall be paid by the 10th (tenth) business day of the month subsequent to the production month, and the payment shall be made through a bank deposit as indicated above or as stipulated by the LICENSEE.

2.1.3 For the purposes specified above, the production net result shall correspond to the value of the gross revenue AURORA obtains from the sale of the gold produced by AURORA and originating from the GARIMPO, being deducted the values corresponding to (i) transportation cost from the mine to the refinery; (ii) refining cost; (iii) any and all direct taxes of any nature incurring upon the commercialization of the gold; and (iv) "financial compensation" as provided for in Law 7790 of December 28, 1989.


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
2.1.4 AURORA is entitled to the right to redeem the payment obligation on the participation in the mining results, item 2.1.1, upon payment of the equivalent in local currency to US$ 1,000,000 (one million US dollars).

2.2 The LICENSEE agrees to transfer the mineral rights referring to GARIMPO immediately upon the interest by AURORA is confirmed and against payment of the amount (a) indicated in item 2.1 and upon confirmation of its priority.

2.3 The LICENSEE shall hereby, under the terms of this instrument, and in the best form of the law, permit AURORA to execute in the GARIMPO for an initial period of 3 (three) months as from the date of this MOU, and an additional 48 (forty-eight) months in case the GARIMPO is acquired, assessment work and geological survey which it deems necessary to ascertain the existence of possible primary deposits which may be economically explored. It should be noted that during the geological assessment of the GARIMPO, The LICENSEE may develop works therein provided that work in the said mining site does not interfere with AURORA's research activities.

2.4 Regarding the ownership, the LICENSEE declares to be the legitimate and sole owner of the areas comprising the GARIMPO, and therefore, the mining results, right to rental or any indemnifications are included in the prices established in clause 2.1 above. In case of absence of authorizations or eventual problems with access or title to the surface areas, these shall be resolved by the LICENSEE, and in the absence of a solution, AURORA is authorized to resolve such matters and shall deduct all and any cost incurred from the values due to the LICENSEE.

2.5 For such purpose, the LICENSEE agrees to the best of his ability to provide AURORA with technical, legal and operational support, as well as undertake to endeavour his best efforts to give AURORA any information it might have access to with respect to the GARIMPO, and to take all actions necessary for the expeditious registration of the documents needed in order for the Agreement to be implemented, with AURORA being responsible for the financial expenses incurred to obtain such results.

2.6 AURORA may, after the registration of the assignment and transfer of rights, transfer to any third parties, the mineral rights granted to it under this Agreement, provided there is an inclusion of a clause in this regard.

2.7 At any time, AURORA shall be entitled to terminate the Agreement and drop the GARIMPO project, by means of a notice, fax, cable or advice to the LICENSEE to this effect, being henceforth free of any and all payment commitments yet to be due. If AURORA decides to exercise its option to terminate the Agreement, it shall deliver to the LICENSEE in due course a detailed technical report which shall include all and any information gathered to date.

2.8 Each of the CONTRACTING PARTIES herein shall be liable for any and all environmental damages resulting from their activities carried out in the GARIMPO. In this regard, the LICENSEE is responsible for the environmental damages caused to the GARIMPO up to the signing of this agreement. In case of non-compliance of such obligations, AURORA is authorized to provide for eventual recovery work, deducting the expenses incurred from the amounts payable according to above item 2.1.

2.9 At any time during the period of this MOU, AURORA may exercise the right referred to in clause 1.3 above, by means of an express notification to the LICENSEE in this regard, from which the transfer of the mineral rights shall be effected and the definitive agreement signed within 5 (five) days, and for this purpose the LICENSEE hereby grant powers to the representative of AURORA to enable him to submit the respective transfer to the DNPM, according to annex C.

2.9.1 According to the provision in clause 2.9 above, the payment indicated in item (a) shall be due within 5 (five) days after the registration of the transfer of the mineral rights by the DNPM.

3.   CONFIDENTIALITY

3.1 The terms of this Agreement as well as all and any technical and financial information referring to the GARIMPO constitute confidential information of the CONTRACTING PARTIES and shall not be disclosed, divulged or made known to any third party or published without previous written consent of the non-disclosing party. Exception to the confidentiality obligation will be the case in which any of the CONTRACTING PARTIES needs to disclose said information as a result of it being linked to the stock market and disclosure is required by law.

4.   COMMUNICATION

4.1 Any notice and communication related to this agreement shall be given in writing and shall be deemed to be effectively given upon personal delivery, or by registered letter or upon receipt of transmission by fax or cable, provided there is an acknowledgement of receipt.

5.   REPRESENTATIONS  AND  WARRANTIES

5.1  Each of  the  PARTIES  herein  represents  and warrants to each other that:

     (a) They have the power, capacity and authority to enter into and perform the Agreement and all transactions contemplated herein;
     (b) There are no provisions in their By-laws, statutes or agreements of which they are a party or object which may prevent the celebration and execution of this Agreement;
     (c) The celebration of the Agreement shall not result in a default under any agreement or instrument to which the parties are a party, as well as will not infringe any


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
     applicable laws, regulations, suits, decree or rule which they might obey or any arrangement, waiver, or agreement of which constitute a party;
     (d) There are no pending liabilities, warranties, pledge, or any other obligations which might significantly in any way interfere with the mineral rights object of the Agreement, and said rights are free and clear of any claims, liens or encumbrances
     (e) In respect of item 2.1, with regard to the mineral rights herein referred, there are no contractual obligations in respect to royalties, finder's fee and/or any other contribution to any landowners, occupiers or third parties;
     (f)  There  are  no  pending  environmental  liabilities.

6.   AMENDMENTS  AND  PREVIOUS  EVENTUAL  AGREEMENTS  AND  GENERAL  DISPOSITIONS

6.1 This MOU represents and comprises all the understanding and commitments agreed amongst the CONTRACTING PARTIES, and replaces or overlaps any and all previous agreements and negotiations, verbal or written, with regard to the issues herein addressed.

6.2 By this MOU the signatories, their successors and any authorized assignees are obliged to comply with the terms and conditions set forth herein.

6.3 This MOU shall not be amended, in its parts or as a whole, except when previously agreed between the parties, and provided that such changes are done upon a written consent, executed and signed by the representative of each party.

6.4 No tolerance by any of the CONTRACTING PARTIES with regard to future non-compliance of this instrument shall constitute an amendment or novation of the conditions agreed upon herein.

6.5 This MOU and its annexes, which after signed by the CONTRACTING PARTIES and the witnesses will make an integral part of this instrument, represent the whole agreement entered into by the Parties, and shall govern and regulate their activities, according to the terms and conditions set forth hereto.

6.6 The terms set forth in this agreement are valid and binding and shall regulate and govern the business between the CONTRACTING PARTIES, until a definitive Agreement is executed which is expected to occur by 01.09.2006.

6.7 The CONTRACTING PARTIES declare and warrant that they will grant an extrajudicial, executive power to this agreement, with full force, according to the terms established in item II, article 621 of the Code of Civil Procedure, and governed by Law 8.953/94.

7.   GOVERNING  LAW  AND  DISPUTE  RESOLUTION

7.1  This  agreement  shall  be  governed  by  the  laws  of  Brazil.


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
7.2 The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of the city of Rio de Janeiro, with the waive of any other, prevailing over any others. However, the parties are entitled to solve any dispute by means of arbitration at the court of the city of Rio de Janeiro, provided that they have reached this decision by mutual agreement.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument, for all legal effect.


                          Itaituba - PA, May 26, 2006.


                           AURORA GOLD MINERACAO LTDA.


                             RAIMUNDO MARINHO DANTAS
                           PP ROSALVO CORREA DA SILVA

Witnesses:
1)                                      2)

                                                                         Annex A
TO  THE  DIRECTOR  OF  THE  NATIONAL  DEPARTMENT  OF  MINERAL  PRODUCTION (DNPM)

Process  DNPM  N degrees:

854.001/93           854.012/93*          854.023/93*
854.002/93*          854.013/93*          855.024/93*
854.003/93*          854.014/93*          854.025/93*
854.004/93*          854.015/93*          854.026/93*
854.005/93*          854.016/93*          854.027/93*
854.006/93*          854.017/93*          854.028/93*
854.007/93*          854.018/93*          854.029/93*
854.008/93*          854.019/93*          854.030/93*
854.009/93*          854.020/93*          854.031/93*
854.010/93*          854.021/93*          854.032/93*
854.011/93*          854.022/93*


     RAIMUNDO MARINHO DANTAS, Brazilian, married, miner, bearer of ID card no. 1930529 SSP-PA, registered at CPF under no. 067.573.592-00, with address at Rua 3(a), n degrees 380, bairro Alvorada II, Manaus - AM, CEP 69042-030, in this act represented by LUIS MAURICIO FERRAIUOLI DE AZEVEDO, Brazilian, single, lawyer, registered at the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, hereby informs that he wishes to carry out survey for primary gold ore and that, according to article 8, paragraph 2 of Decree 98.813, regulating Law 7805 of 20/07/89, also requests the TRANSFORMATION OF THE SUM OF THE INDIVIDUAL MODULES OF THE MINING PERMITS INTO ONE SOLE SURVEY PERMIT, totalling 300.00 hectares. Therefore, under the terms of article 22 of Resolution DNPM no. 178 of April 12, 2004, attaches the Forms for Application for Mineral Survey (Annex I), Site Location containing areas of the mining permissions originally requested (Annex II), Detail Site with configuration of the desired area (Annex III), Sole Survey Site (Annex IV), proof of payment of the tax for Survey Request (Annex V) and ART duly paid (Annex VI) (the originals are attached to process 854.001/93).
     The Applicant takes this opportunity, under the terms of article 25 of Resolution DNPM no. 178 of April 12, 2004, to request that the desired survey area includes the free spaces (areas) existing within the configuration given in Annex III.

                   Under these terms, requests your approval.

                          Rio de Janeiro, May 22, 2006


                             RAIMUNDO MARINHO DANTAS
                           PP LUIS MAURICIO F AZEVEDO


                    *ORIGINAS IN THE PROCESS DNPM 854.001/93

                                                                         Annex B
TO  THE  DIRECTOR  OF  THE  NATIONAL  DEPARTMENT  OF  MINERAL  PRODUCTION (DNPM)

DNPM  N degrees

854.001/93           854.012/93           854.023/93
854.002/93           854.013/93           855.024/93
854.003/93           854.014/93           854.025/93
854.004/93           854.015/93           854.026/93
854.005/93           854.016/93           854.027/93
854.006/93           854.017/93           854.028/93
854.007/93           854.018/93           854.029/93
854.008/93           854.019/93           854.030/93
854.009/93           854.020/93           854.031/93
854.010/93           854.021/93           854.032/93
854.011/93           854.022/93

RAIMUNDO MARINHO DANTAS, Brazilian, married, miner, bearer of ID card no. 1930529 SSP-PA, registered at CPF under no. 067.573.592-00, with address at Rua 3(a), n degrees 380, bairro Alvorada II, Manaus - AM, CEP 69042-030, in this act represented by its attorney ROSALVO CORREA DA SILVA, Brazilian, married, miner, bearer of ID card no. 1261237-5 SSP/AM, registered at CPF under no. 404.077.802-20, resident and domiciled at 2(a) Travessa do Bairro da Floresta, n degrees 637, in the municipality of Itaituba, PA, CEP 68180-380, hereinafter referred to as ASSIGNOR; and XXXXXXXXXX, hereinafter referred to as ASSIGNEE, hereby inform and request the followings:


On 01.09.06, the ASSIGNOR, applicant of the above-mentioned mineral rights, executed with the ASSIGNEE an "AGREEMENT OF ASSIGNMENT OF MINERAL RIGHTS", transferring to the latter the aforesaid mineral rights, in accordance with the document submitted to this DNPM as per annex I. Therefore, the parties hereby present resolve to apply for the filing and registry of the requests for assignment and registration of the transfer.

                                   We remain,
                            Requesting your approval,

                            Belem, September 01, 2006


                             RAIMUNDO MARINHO DANTAS
                           PP ROSALVO CORREA DA SILVA


                                  XXXXXXXXXXXX

      PRIVATE AGREEMENT FOR THE ASSIGNMENT AND TRANSFER OF MINERAL RIGHTS
                                  AS FOLLOWS:

By this private agreement and as prescribed by law, the parties: RAIMUNDO MARINHO DANTAS, Brazilian, married, miner, bearer of ID card no. 1930529 SSP-PA, registered at CPF under no. 067.573.592-00, with address at Rua 3(a), n degrees 380, bairro Alvorada II, Manaus - AM, CEP 69042-030, in this act represented by its attorney ROSALVO CORREA DA SILVA, Brazilian, married, miner, bearer of ID card no. 1261237-5 SSP/AM, registered at CPF under no. 404.077.802-20, resident and domiciled at 2(a) Travessa do Bairro da Floresta, n degrees 637, in the municipality of Itaituba, PA, CEP 68180-380, hereinafter referred to as ASSIGNOR; and XXXXXXXXXX, hereinafter referred to as ASSIGNEE.

WHEREAS the ASSIGNOR is the titleholder of PLG Processes DNPM no. 854.001/93 to 854.032/93, hereinafter referred to as Mineral Rights, which are free and clear of any claims, liens or encumbrances;

WHEREAS the ASSIGNOR wishes to assign to the ASSIGNEE the Mineral Rights, and the latter being in agreement with such transfer, the Parties agree to execute this Agreement of Assignment and Transfer of Mineral Rights, in accordance with the following clauses and conditions:

     1. By this present private agreement entered into, and as prescribed by law, the ASSIGNOR assigns and transfer to the ASSIGNEE the Mineral Rights, as they are in fact assigned and transferred, in a definitive manner.
     2. It is up to the ASSIGNEE to verify with the DNPM the correctness, validity and legal status of the Mineral Rights now being assigned, and it is agreed that this present instrument will automatically loose any legal effect with regard to any of the Mineral Rights which for any reason are denied or declined by the DNPM, and as such nothing shall be alleged against the ASSIGNOR, and the parties shall mutually endeavour their best efforts to obtain the registration of the assignment now being agreed upon.
     3. It is the responsibility of the ASSIGNEE, independently of the registration of the Mineral Rights referred to herein, to pay all and any taxes or expenses.
     4. The ASSIGNOR hereby grants the ASSIGNEE, with regard to the Mineral Rights, full representation powers with the DNPM - National Department of Mineral Production, the Ministry of Mines and Energy, The State Secretary for Environment of the State of Para, and IBAMA - the Brazilian Institute of Environmental and Renewable Natural Resources, with full powers to request and apply for the registration of the assignment, provide declarations and clarifications, to sign, present or withdraw any document, to meet requirements, make payments, receive the corresponding receipts, to ratify or rectify, or to compromise as well as to practice any and all acts necessary for the good compliance of the powers herein granted.
     5. This present instrument is irrevocable and the signatories, their heirs or successors, are obliged to comply with the terms and conditions set forth herein, and any previous document signed between the parties with the object being the assignment and transfer of the Mineral Rights referred herein shall be null and void.
     6. The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of the city of Rio de Janeiro, with the waiver of any other, prevailing over any others.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument.

                            Belem, September 01, 2006

     RAIMUNDO MARINHO DANTAS
          PP ROSALVO CORREA DA SILVA                    XXXXXXXXXXXX
Witnesses:
1)                                      2)


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
                                                                         Annex C
                        SUBSTITUTION OF POWER OF ATTORNEY

By this present instrument, ROSALVO CORREA DA SILVA, Brazilian, married, miner, bearer of ID card no. 1261237-5 SSP/AM, registered at CPF under no. 404.077.802-20, resident and domiciled at 2(a) Travessa do Bairro da Floresta, n degrees 637, in the municipality of Itaituba, PA, CEP 68180-380, transfers to LUIS MAURICIO FERRAIUOLI DE AZEVEDO, Brazilian, single, lawyer, registered at the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, the powers received from RAIMUNDO MARINHO DANTAS, Brazilian, married, miner, bearer of ID card no. 1930529 SSP-PA, registered at CPF under no. 067.573.592-00, with address at Rua 3(a), n degrees 380, bairro Alvorada II, Manaus - AM, CEP 69042-030, to represent him in the condition of title holder of certain mineral rights in areas located in the location named Garimpo Santa Lucia, in the state of Para, made up of Applications for Mining Permit specified as follows: DNPM n degrees 854.001/93, 854.002/93, 854.003/93, 854.004/93,
854.005/93,  854.006/93,  854.007/93,  854.008/93,  854.009/93,  854.010/93,
854.011/93,  854.012/93,  854.013/93,  854.014/93,  854.015/93,  854.016/93,
854.017/93,  854.018/93,  854.019/93,  854.020/93,  854.021/93,  854.022/93,
854.023/93,  855.024/93,  854.025/93,  854.026/93,  854.027/93,  854.028/93,
854.029/93,  854.030/93,  854.031/93,  854.032/93, with ample powers to take all necessary steps to receive, transfer and assign, whether free or in payment, request for transformation into Mineral Survey Licenses, including assigning the mineral rights, and so practice such acts, and contact the NATIONAL DEPARTMENT OF MINERAL PRODUCTION - DNPM, the Ministry of Mines and Energy, the Brazilian Institute of Environmental and Renewable Natural Resources, SECTAM, and any federal, state, municipal or Federal District agencies, Notary Public offices, Government Registries in general, with powers also to sub-establish this Power of Attorney which, therefore, is signed in an irrevocable manner.

                             Itaituba, May 22, 2006


                             ROSALVO CORREA DA SILVA


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